Exhibit 99.1

National Jewish HealthTM	Laboratory Corporation of America
Science Transforming Life®
For Immediate Release

National Jewish Health and LabCorp to Collaborate on

Companion Diagnostics Opportunities

Denver, CO, and Burlington, NC, December 10, 2008 –National Jewish Health and Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) (LabCorp) have reached an agreement to collaborate in the development and commercialization of molecular diagnostic tests in support of personalized medicine. The collaboration combines National Jewish Health’s strengths in molecular diagnostics and respiratory, immune, and related diseases with LabCorp’s national leadership in personalized medicine and esoteric testing.

“National Jewish’s Advanced Diagnostics Laboratory is the premiere esoteric lab in respiratory, immune, and related diseases,” said Gary Smith, Ph.D., Executive Director of the Advanced Diagnostics Laboratory at National Jewish Health. “This important collaboration with LabCorp will allow us to provide specialized companion diagnostic tools to a much broader audience.”

“This agreement further emphasizes LabCorp’s focus on personalized medicine and companion diagnostics,” said Dr. Andrew J. Conrad, LabCorp’s Chief Scientist and Global Head of Clinical Trials. “LabCorp is pleased to collaborate with leading institutes, such as National Jewish Health, in order to offer the most advanced testing capabilities.”

The parties have established a framework for the discovery, development, and commercialization of diagnostic tests. Financial terms of the agreement were not disclosed.

National Jewish Health is known worldwide for treatment of patients with respiratory, immune and related disorders, and for groundbreaking medical research. For 11 consecutive years, U.S. News & World Report has ranked National Jewish the No. 1 respiratory hospital in the nation. National Jewish Health’s Advanced Diagnostics Laboratory is the nation’s leading immunology reference lab, featuring a comprehensive menu of respiratory, molecular, and companion diagnostic tests. More information can be found by visiting www.nationaljewish.org.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing

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technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

For more information please contact:

At National Jewish Health:

Adam Dormuth - (303) 398-1082

dormutha@njc.org

At LabCorp:

Investor/Media Contact:

Eric Lindblom – 336-436-6739

Shareholder Direct: 800-LAB-0401

Company Information: www.labcorp.com

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